Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Intel Announces Increase in Quarterly Cash Dividend,
2015 Business Outlook at Annual Investor Meeting

SANTA CLARA, Calif., Nov. 20, 2014 – At Intel Corporation's annual investor meeting today, the company announced that its board of directors has approved an increase in its cash dividend to 96 cents-per-share on an annual basis, a 6-cent increase, beginning with the dividend that will be declared in the first quarter of 2015. Intel also provided the 2015 business outlook.

"Today's dividend announcement reflects the board's confidence in Intel's strategy," said Intel Chairman Andy Bryant. "It also reflects the board's ongoing commitment to create value and return cash to Intel's stockholders."

At the investor meeting, Intel CEO Brian Krzanich emphasized that Intel's highest shareholder value will come from a strategy to utilize the core assets that drive the company's PC and data center businesses to move into profitable, complementary market segments. Intel's leading-edge manufacturing capability, Intel architecture, and the use of shared IP are key elements of the growth strategy.

Full-year 2015 Business Outlook
•	Revenue: Growth in the mid-single digits.
•	Gross margin percentage: 62 percent, plus or minus two points.
•	R&D plus MG&A spending: Spending as a percent of revenue is expected to be down with spending of approximately $20 billion, plus or minus $400 million.
•	Capital spending: Approximately $10.5 billion, plus or minus $500 million.
•	Dividend: 96 cents-per-share on an annual basis, a 6-cent increase year-over-year, beginning with the dividend that will be declared in the first quarter of 2015.

Supplemental outlook and other information will be provided during today's investor meeting. For the live webcast and presentation materials, visit www.intc.com.

Risk Factors
The statements in this release that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should" and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

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Dividend declarations and the dividend rate are at the discretion of Intel's board of directors, and plans for future dividends may be revised by the board. Intel's dividend program could be affected by changes in Intel's operating results, its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

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Demand for Intel's products is highly variable and could differ from Intel's expectations due to factors including changes in the business and economic conditions; consumer confidence or income levels; customer acceptance of Intel's and competitors' products;  competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

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Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields.  Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new features into existing products, which may result in restructuring and asset impairment charges.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.
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The amount, timing and execution of Intel's stock buyback program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and because of changes to Intel's cash flows and changes in tax laws.

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Intel's expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel's results could be affected by the timing of closing of acquisitions, divestitures and other significant transactions.
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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent Form 10-Q, Form 10-K and earnings release.

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world's computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world's first commercially available "conflict-free" microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com, and about Intel's conflict-free efforts at conflictfree.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.

CONTACTS:	Cara Walker	Trey Campbell
	Media Relations 503-696-0831 cara.walker@intel.com	Investor Relations 503-696-0431 trey.s.campbell@intel.com